Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Second Quarter 2021 Financial Results

- 2Q21 total net product revenue increased by 17% over 1Q21 to $23 million -

- ANNOVERA® prescription growth supported by improved access to providers and increased telemedicine options for patients -

- Prescriptions for IMVEXXY® grew by 8% over 1Q21, outpacing the VVA market -

- Centers for Medicare and Medicaid Services recommended that ANNOVERA receive its own unique national J-Code that could be live as early as Q421 -

- vitaCare signed new customer and pipeline continues to grow -

- Conference call scheduled for 8:30 a.m. ET today -

BOCA RATON, Fla. – August 4, 2021 – TherapeuticsMD, Inc. (“TXMD” or the “Company”) (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the second quarter ended June 30, 2021.

“We continue to make steady progress in line with our expectations related to ANNOVERA and IMVEXXY driving prescription growth, net margins and broader patient access. Importantly, we are seeing improved access to health care providers for our sales force and expansion of our relationships in the telemedicine channel and believe we are well positioned to grow our products across all channels. Our overall volumes and net revenues were very healthy, and vitaCare prescription services is building the foundation for growth in the future. vitaCare recently signed its third customer contract and has a strong pipeline of more than 30 potential customers. In addition, we continue to evaluate investment into vitaCare, including potentially selling a minority stake, which could provide a non-dilutive source of capital for TXMD shareholders,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD.

Second Quarter 2021 Financial Results and Business Highlights

Net Product Revenue

	Three Months Ended
	June 30,		March 31,
	2021	2020	2021
ANNOVERA	$9,555	$1,835	$8,750
IMVEXXY	9,838	5,086	7,012
BIJUVA	2,156	1,352	2,445
Prescription vitamin	1,452	2,428	1,425
Product revenue, net	23,001	10,701	19,632
License revenue	—	—	234
Total revenue, net	$23,001	$10,701	$19,866

ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system)

•

ANNOVERA net product revenue of $9.6 million for the second quarter of 2021 increased by $7.7 million compared to $1.8 million for the second quarter of 2020 and $0.8 million compared to $8.8 million for the first quarter of 2021.

•	Net revenue per unit, calculated from sales to wholesalers and pharmacies, was $1,157 for the second quarter of 2021.
•

Approximately 7,299 ANNOVERA prescriptions were dispensed to patients during the second quarter of 2021.  Prescriptions increased 202% compared to the second quarter of 2020 and 17% compared to the first quarter of 2021.  Refill rates remained strong at approximately 50% for eligible patients.

IMVEXXY (estradiol vaginal inserts)

•

IMVEXXY net product revenue of $9.8 million for the second quarter of 2021 increased by $4.8 million compared to $5.1 million for the second quarter of 2020 and $2.8 million compared to $7.0 million for the first quarter of 2021.

•

Net revenue per unit, calculated from sales to wholesalers and pharmacies, was $64 for the second quarter of 2021, reflecting a 56% improvement in net price compared to the second quarter of 2020. This is the fourth consecutive quarter that IMVEXXY has achieved a record net revenue per unit.

•

Approximately 117,000 IMVEXXY prescriptions were dispensed to patients during the second quarter of 2021. Total prescriptions increased by 8% from the first quarter of 2021. IMVEXXY fill rates remained above category averages at approximately 4.4 fills per year with over 20% of patients filling a 90-day supply.

•	New telemedicine relationship with UpScript is designed to provide increased patient access to IMVEXXY with the potential to improve conversion to prescription in the online channel.
•	The recently launched direct-to-consumer campaign for IMVEXXY, Long May She Reign, has had a positive impact on both interest and engagement.

BIJUVA (estradiol and progesterone)

•

BIJUVA net product revenue of $2.2 million for the second quarter of 2021 increased by $0.8 million compared to $1.4 million for the second quarter of 2020 but decreased by $0.3 million compared to $2.4 million for the first quarter of 2021.

•	Net revenue per unit, calculated from sales to wholesalers and pharmacies, was approximately $68 for the second quarter of 2021.
•	Approximately 31,900 BIJUVA prescriptions were dispensed to patients in the second quarter of 2021. Total prescriptions increased by 3.5% from the first quarter of 2021.
•	BIJUVA received approval in seven European countries.
•	BIJUVA 0.5/100 received a PDUFA date of March 21, 2022.

Cost of Goods Sold and Gross Margin

•

Cost of goods was $4.1 million with gross margin of 82% for the second quarter of 2021 compared to $4.4 million with gross margin of 59% for the second quarter of 2020 and $4.7 million with gross margin of 76% for the first quarter of 2021. The improvement in the Company’s gross margin for the second quarter of 2021 from the second quarter of 2020 and first quarter of 2021 was mainly attributable to an inventory obsolescence charge in the second quarter of 2020 and the first quarter of 2021.

Operating Expense, Net Loss and Related Information

•

Total operating expense of $54.0 million for the second quarter of 2021 increased by $2.7 million compared to $51.3 million for the second quarter of 2020 and $9.6 million compared to $44.5 million for the first quarter of 2021.

•

Net loss for the second quarter of 2021 was $42.7 million, or $0.11 per basic and diluted share, compared to net loss for the second quarter of 2020 of $52.0 million, or $0.19 per basic and diluted share, and net loss for the first quarter of 2021 of $39.4 million, or $0.11 per basic and diluted share.

Balance Sheet

•	As of June 30, 2021, the Company’s cash on hand totaled $111.4 million, compared with $80.5 million as of December 31, 2020.
•

For the first six months of 2021, the Company received $151.1 million in net proceeds from its at-the-market and underwritten equity offerings. Subsequent to quarter-end, in July 2021, the Company received an additional $31.8 million in net proceeds from its at-the-market offering.

•

As of June 30, 2021, the remaining outstanding principal amount under the Company’s Financing Agreement was $200.0 million, which reflects a repayment of $50.0 million of principal during the first six months of 2021.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss these financial results and provide a business update.

Date:	Wednesday, August 4, 2021
Time:	8:30 a.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	7736027

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 7736027.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

•	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf
•	BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf
•	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the effects of the COVID-19 pandemic; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; whether the company will be able to successfully divest, or obtain an investment in, its vitaCare business and how the proceeds that may be generated by any such divestiture or investment will be utilized; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the lower dose of BIJUVA; the company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership.

- Financial Statements to Follow -

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$111,424	$80,486
Accounts receivable, net of allowance for credit losses of $1,273 and $1,118 as of June 30, 2021 and December 31, 2020, respectively	33,481	32,382
Inventory	7,574	7,993
Prepaid and other current assets	7,178	7,543
Total current assets	159,657	128,404
Fixed assets, net	1,647	1,942
License rights and other intangible assets, net	40,206	41,445
Right of use assets	8,838	9,566
Other non-current assets	253	253
Total assets	$210,601	$181,610
Liabilities and stockholders' equity (deficit):
Current liabilities:
Current maturities of long-term debt	$10,000	$—
Accounts payable	14,565	21,068
Accrued expenses and other current liabilities	51,110	38,170
Total current liabilities	75,675	59,238
Long-term debt, net	175,261	237,698
Operating lease liabilities	8,381	8,675
Other non-current liabilities	358	—
Total liabilities	259,675	305,611
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000 shares authorized, none issued	—	—
Common stock, par value $0.001; 600,000 shares authorized, 395,048 and 299,765 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	395	300
Additional paid-in capital	911,511	754,644
Accumulated deficit	(960,980)	(878,945)
Total stockholders' deficit	(49,074)	(124,001)
Total liabilities and stockholders' equity (deficit)	$210,601	$181,610

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited - in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Product revenue, net	$23,001	$10,701	$19,632	$42,633	$22,952
License revenue	—	—	234	234	—
Total revenue, net	23,001	10,701	19,866	42,867	22,952
Cost of goods sold	4,132	4,400	4,687	8,819	7,115
Gross profit	18,869	6,301	15,179	34,048	15,837
Operating expenses:				—
Selling and marketing	32,164	29,887	24,024	56,188	68,683
General and administrative	19,873	18,710	18,383	38,256	37,103
Research and development	2,011	2,742	2,050	4,061	6,011
Total operating expenses	54,048	51,339	44,457	98,505	111,797
Loss from operations	(35,179)	(45,038)	(29,278)	(64,457)	(95,960)
Other (expense) income:
Interest expense and other financing costs	(7,596)	(7,027)	(10,227)	(17,823)	(13,289)
Other income, net	123	89	122	245	424
Total other (expense), net	(7,473)	(6,938)	(10,105)	(17,578)	(12,865)
Loss before income taxes	(42,652)	(51,976)	(39,383)	(82,035)	(108,825)
Provision for income taxes	—	—	—	—	—
Net loss	$(42,652)	$(51,976)	$(39,383)	$(82,035)	$(108,825)
Loss per common share, basic and diluted	$(0.11)	$(0.19)	$(0.11)	$(0.22)	$(0.40)
Weighted average common shares, basic and diluted	394,074	271,876	347,219	370,776	271,668

TherapeuticsMD, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(82,035)	$(108,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,061	2,019
Charges (credits) to provision for doubtful accounts	445	(182)
Inventory charge	502	5,965
Debt financing fees	2,681	692
Non-cash operating lease expense, including impairment of $81 for the six months ended June 30, 2020	434	770
Share-based compensation	5,467	5,369
Changes in operating assets and liabilities:
Accounts receivable	(1,544)	6,287
Inventory	(83)	(4,277)
Prepaid and other current assets	365	4,448
Accounts payable	(6,503)	(1,911)
Accrued expenses and other current liabilities	12,940	(5,420)
Other non-current liabilities	358	—
Total adjustments	17,123	13,760
Net cash used in operating activities	(64,912)	(95,065)
Cash flows from investing activities:
Payment of patent related costs	(423)	(816)
Purchase of fixed assets	(104)	(26)
Net cash used in investing activities	(527)	(842)
Cash flows from financing activities:
Proceeds from sale of common stock, net of costs	151,062	—
Proceeds from exercise of options and warrants	299	166
Proceeds from sale of common stock related to employee stock purchase plan	134	—
Repayments of debt	(50,000)	—
Borrowings of debt	—	50,000
Payment of debt financing fees	(5,118)	(1,250)
Net cash provided by financing activities	96,377	48,916
Net increase in cash	30,938	(46,991)
Cash, beginning of period	80,486	160,830
Cash, end of period	$111,424	$113,839

Supplemental disclosure of cash flow information:
Interest paid	$14,284	$12,032

CONTACT:

Edward J. Borkowski

Executive Vice President

561-961-1900

Lisa M. Wilson

In-Site Communications, Inc.

212-452-2793

lwilson@insitecony.com